EXHIBIT 3

FORM OF
JOINDER TO VOTING AGREEMENT

THIS JOINDER to the Voting Agreement, dated as of August 26, 2013, by and among Akorn, Inc., a Delaware corporation (“Parent”) and the stockholders of Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”), listed on the signature pages hereto (each a “Stockholder” and collectively, the “Stockholders”), as amended, restated, supplemented or otherwise modified from time to time (the “Agreement”), is made and entered into as of August _____, 2013 by and between Parent and ____________________________ (the “Joining Stockholder”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Parent, Akorn Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger, dated as of August 26, 2013 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things and subject to the terms and conditions of the Merger Agreement, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in such Merger.

WHEREAS, as of the date hereof, the Joinng Stockholder is the record and beneficial owner of ____________________ Shares (all such shares, together with any Shares that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement being referred to herein as the “Joined Shares”).

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that the Stockholders initially signing the Voting Agreement on August 26, 2013 seek the agreement of the Joining Stockholder, and the Joining Stockholder has agreed, to join into the Agreement pursuant to which the Joining Stockholder is agreeing, among other things, to vote all of his, her or its Joined Shares in accordance with the terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
Agreement to be Bound.  The Joining Stockholder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, subject to, and entitled to the benefits of all of the covenants, terms and conditions of the Agreement as though an original party thereto and as though such Person were a “Stockholder” for all purposes thereunder and as if the Joined Shares were “Covered Shares” for all purposes thereunder.

2.	Address of Stockholder. For purposes of Section 5.3(c) of the Agreement, the address of the Joining Stockholder is as follows:

Name:
Joining Stockholder's Mailing Address:

Attention:

3.
Governing Law.  This Joinder and all disputes or controversies arising out of or relating to this Joinder or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

4.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to the Voting Agreement to be signed as of the date first above written.

AKORN, INC.

By:
Name:
Title:

[INSERT STOCKHOLDER SIGNATURE BLOCK]